Exhibit 10.86

Turf Program

Amendment No. 3

No. 20110823.066.A.003

Between

Goodman Networks, Inc.

And

AT&T Mobility LLC

Agreement No. 20110823.066.A.003

AMENDMENT NO. 3

Amendment No. 20110823.066.A.003

This Amendment, shall be effective on the last date signed by a Party (“Effective Date”), and amending Agreement No 20110823.066.C, is by and between Goodman Networks, Inc., a Texas corporation (“Contractor”) and AT&T Mobility LLC, a Delaware limited liability company (hereinafter referred to as “AT&T”), each of which may be referred to in the singular as “Party” or in the plural as “Parties.”

WITNESSETH

WHEREAS, Contractor and AT&T entered into Agreement No. 20110823.066.C dated December 16, 2011, as amended by Amendment No. 1 dated January 24, 2012 and Amendment No. 2 dated October 31, 2012 (the “Agreement”); and

WHEREAS, Contractor and AT&T desire to amend the Agreement as hereinafter set forth.

Now, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties hereto agree as follows:

1. Section 3.22, entitled “Invoicing and Payment,” is hereby deleted in its entirety and replaced in the Agreement as follows:

3.22	Invoicing and Payment

a.	Invoices will follow the Invoicing Milestones set forth in the Section entitled “Invoicing Milestones and Progress Payments” and shall contain such other information, and shall be in such format, as AT&T may from time to time specify. Contractor’s invoices shall reference only one (1) Order number, and Contractor may invoice for Work only after Work has been completed.

Contractor shall invoice within a) fifteen (15) days of the Actualization of the applicable invoicing Milestone or b) in the circumstance described in the Section entitled “Change Orders,” fifteen (15) days of receipt of the revised Order from AT&T which permits invoicing. Where Electronic Data Interchange (“EDI”) is used, Contractor will fill in the required fields of information in the EDI system. Invoices shall reference the Order number.

b.	AT&T shall pay Contractor in accordance with the prices set forth in AT&T’s NORAD system or as set forth in an applicable Order within sixty (60) days of the date of receipt of the invoice. Payment for shortages or Services not conforming to the Specifications, and portions of any invoice in dispute, may be withheld by AT&T until such problem has been resolved. If AT&T disputes any invoice rendered or amount paid, AT&T shall so notify Contractor. The Parties shall use their best efforts to resolve such dispute expeditiously. Invoices received by AT&T more than one (1)

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its

Affiliates, and third party representatives, and Contractor except under written agreement by the contracting parties.

Agreement No. 20110823.066.A.003

year after the performance of Services or Delivery of Material are untimely and AT&T shall have no obligation to pay such invoices. At Contractor’s option, and upon AT&T’s receipt of an accurate and payable invoice, Contractor may offer and AT&T may accept a one percent (1%) discount on all invoices paid by AT&T within twenty (20) days. All other payments shall be made by AT&T within sixty (60) calendar days from receipt of an accurate invoice.

c.	Invoices for or including freight charges shall be accompanied by legible copies of prepaid freight bills, express receipts, or bills of lading supporting the invoice amounts. Such invoices shall include (i) carrier’s name, (ii) date of shipment, (iii) number of pieces, (iv) weight, and (v) freight classification.

d.	AT&T may deduct any setoff or recoupment claims that it or its Affiliates may have against Contractor from amounts due or to become due to Contractor, whether under this Agreement or otherwise. Contractor shall pay any amount due to AT&T or its Affiliates that is not applied against the invoiced amounts within thirty (30) days after written demand by AT&T.

e.	Contractor agrees to accept standard, commercial methods of payment and evidence of payment obligations, including, but not limited to, credit card payments, purchasing card payments, AT&T’s purchase orders and electronic fund transfers, in connection with the purchase of the Material and Services.

f.	Contractor shall present an invoice to AT&T within fifteen (15) days of the latter of i) Actualization of CASPR MS160 (Acceptance) or ii) receipt of any revised Order issued as a result of True-Up. Such invoice shall be considered the “Final Invoice.” A True Up shall occur no more than once for each Order and shall be completed prior to Actualization of MS160. Any errors or deficiencies in any invoice submittal to AT&T must be corrected and resubmitted within five (5) business days. Contractor shall submit separate invoices for each Order. Contractor is responsible for the accuracy and completeness of invoices submitted for payment and all invoices must clearly identify the scope of work and corresponding invoicing Milestones as identified in the Order.

The terms and conditions of Agreement No. 20110823.066.C in all other respects remain unmodified and in full force and effect.

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its

Affiliates, and third party representatives, and Contractor except under written agreement by the contracting parties.

Agreement No. 20110823.066.A.003

IN WITNESS WHEREOF, the Parties have caused this Amendment to Agreement No. 20110823.066.C to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument, as of the Effective Date.

Goodman Networks, Inc.	AT&T Mobility LLC by AT&T Services, Inc., its authorized representative

By: /s/ Carol B. Murdock	By: /s/ Greg Thomas

Printed Name: Carol Murdock	Printed Name: Greg Thomas

Title: VP, Contracts	Title: Senior Contract Manager

Date: 05-27-2014	Date: 05-26-2014

Proprietary and Confidential

This Amendment and information contained therein is not for use or disclosure outside of AT&T, its

Affiliates, and third party representatives, and Contractor except under written agreement by the contracting parties.

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